Exhibit (a)(1)(C)
Complete and Return this Form Only if You Have
Changed Your Mind and You Do Not Want to Exchange
Some or All of Your Eligible Awards
Beazer Homes USA, Inc.
Offer to Exchange Certain Outstanding Options
and Stock-settled Stock Appreciation Rights for New Restricted Stock Awards
WITHDRAWAL FORM
Participant Name:
     You previously received (1) a copy of the Offer to Exchange Certain Outstanding Options and Stock-settled Stock Appreciation Rights for New Restricted Stock Awards (the “Offer to Exchange”); (2) an Election Form; and (3) this Withdrawal Form. You completed and submitted an Election Form, in which you elected to accept Beazer Homes’ offer to exchange some or all of your Eligible Awards for shares of restricted stock (the “Offer”). You should submit this Withdrawal Form only if you now wish to change that election and reject the Offer to exchange some or all of your Eligible Awards.
     To withdraw your election to exchange some or all of your Eligible Awards, you must complete, sign, date and deliver this Withdrawal Form via facsimile or e-mail (via PDF or similar imaged document file) by 11:59 p.m., Eastern Time, on August 31, 2009 (unless we extend the offer):
•	by facsimile, to (770) 350-4357, Attn: Kate Harris; or

•	by e-mail, to kharris@beazer.com
     You should note that if you withdraw your acceptance of the Offer with respect to some or all of your Eligible Awards, you will not receive any shares of restricted stock pursuant to the Offer in replacement for the withdrawn awards. You will keep all of the Eligible Awards that you withdraw. These Eligible Awards will continue to be governed by the Amended and Restated 1999 Stock Incentive Plan under which they were granted, and by the existing award agreements between you and Beazer Homes.
     You may change this withdrawal and again elect to exchange some or all of your Eligible Awards by submitting a new Election Form to Beazer Homes, by 11:59 p.m., Eastern Time, on August 31, 2009 (unless we extend the Offer).

Participant Name:
     I previously elected to exchange Eligible Awards in the Offer and now wish to withdraw one or more of my submitted Eligible Awards. I understand that by signing this Withdrawal Form and delivering it pursuant to the instructions included herewith, I will be withdrawing my Eligible Awards specified in the table below (the Eligible Awards marked “Do Not Exchange”).
     By withdrawing my prior election, I understand that I will not receive any shares of restricted stock for, and will continue to hold, the Eligible Awards withdrawn below.

Number of
Shares of
		Shares	Restricted
	Eligible Award	Subject to	Stock to be
	Type	Eligible	Granted in	Make ONE Election for Each
Grant Date	(Options or SSARs)	Award	Exchange	Eligible Award
☐ Do Not Exchange
☐ Do Not Exchange
☐ Do Not Exchange
☐ Do Not Exchange
☐ Do Not Exchange
     Please sign this Withdrawal Form and print your name exactly as it appears on the Election Form you previously submitted.

Employee Signature

Employee Name (Please print)

Date and Time	E-mail Address
RETURN TO BEAZER HOMES NO LATER THAN 11:59 P.M., EASTERN TIME, ON AUGUST 31, 2009
(OR SUCH LATER DATE IF THE OFFER IS EXTENDED).

Beazer Homes USA, Inc.
Offer to Exchange Certain Outstanding Options and
Stock-settled Stock Appreciation Rights for New Restricted Stock Awards
Withdrawal Form Instructions
Forming Part of the Terms and Conditions of the Offer
1. Delivery of the Withdrawal.
     A properly completed withdrawal must be received either by facsimile or e-mail (via PDF or similar imaged document file), on or before 11:59 p.m., Eastern Time, on August 31, 2009 (referred to as the expiration date). To send your withdrawal by facsimile or e-mail, you must do the following:
1.	Properly complete and sign this Withdrawal Form.

2.	Deliver the completed and signed Withdrawal Form via facsimile or e-mail (via PDF or similar imaged document file):
•	by facsimile, to (770) 350-4357, Attn: Kate Harris; or

•	by e-mail, to kharris@beazer.com
     Withdrawal Forms must be received no later than 11:59 p.m., Eastern Time, on the expiration date, currently August 31, 2009. If Beazer Homes extends the Offer, the properly completed withdrawal must be received by Beazer Homes by the date and time of the extended expiration of the Offer.
     The delivery of all documents, including Election and Withdrawal Forms, is at your own risk. Only responses that are complete and actually received by Beazer Homes by the deadline will be accepted.
     Beazer Homes intends to confirm the receipt of your Election Form and/or any Withdrawal Form by e-mail. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal.
     Although by submitting a Withdrawal Form you have withdrawn some or all of your previously submitted Eligible Awards from the Offer, you may change your mind and re-elect to exchange some or all of the withdrawn Eligible Awards until the expiration of the Offer. You should note that you may not rescind any withdrawal and any Eligible Awards withdrawn will not be deemed properly submitted for purposes of the Offer, unless you properly re-elect to exchange those Eligible Awards before the expiration date. Submissions to re-elect to exchange Eligible Awards may be made at any time before the expiration date. If Beazer Homes extends the Offer beyond that time, you may re-submit your Eligible Awards at any time until the extended expiration date of the Offer.

     To re-elect to submit the withdrawn Eligible Awards, you must submit an Election Form via facsimile or e-mail (via PDF or similar imaged document file), after the date of the last withdrawal but on or before 11:59 p.m., Eastern Time, on August 31, 2009 (or such later date if the Offer is extended):
•	by facsimile, to (770) 350-4357, Attn: Kate Harris; or

•	by e-mail, to kharris@beazer.com
     Although it is our intent to send you an e-mail confirmation of receipt of this Withdrawal Form, by completing and submitting this Withdrawal Form, you waive any right to receive any notice of the withdrawal of the submission of your Eligible Awards.
2. Signatures on this Withdrawal Form.
     This Withdrawal Form must be signed by the holder of the Eligible Awards and the signature must correspond with the name as written on the face of the award agreement or agreements to which the Eligible Awards are subject without alteration, enlargement or any change whatsoever. If this Withdrawal Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Beazer Homes of the authority of that person so to act must be submitted with this Withdrawal Form.
3. Other Information on this Withdrawal Form.
     In addition to signing the Withdrawal Form, you must print your name and indicate the date and time at which you signed. You must also include a current e-mail address.
4. Requests for Assistance or Additional Copies.
     Any questions regarding how to participate in the Offer and any requests for additional copies of the Offer to Exchange, the Election Form or this Withdrawal Form may be directed to Beazer Homes at:
Beazer Homes USA, Inc.
Attention: Kate Harris
1000 Abernathy Road, Suite 1200
Atlanta, Georgia 30328
Phone: (770) 829-3719
Fax: (770) 350-4357
E-mail: kharris@beazer.com
     Copies will be furnished promptly at Beazer Homes’ expense.
5. Irregularities.
     We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any Withdrawal Forms. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any withdrawals that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any Withdrawal Form or for any particular holder of Eligible Awards, provided that if we grant any such waiver, it will be granted with respect to all holders of Eligible Awards. No withdrawal of Eligible Awards will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in submissions, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.
     Important: This Withdrawal Form must be received by Beazer Homes, via facsimile or e-mail, on or before the expiration date.
6. Additional Documents to Read.
     You should be sure to read the Offer to Exchange and all documents referenced therein before making any decisions regarding participation in, or withdrawal from, the Offer.
7. Important Tax Information.
     Please refer to Section 14 of the Offer to Exchange, which contains important tax information. Before deciding whether or not to participate in the Offer, you are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.